Exhibit 10.1

[Company Letterhead to be Inserted]

September __, 2017

[Insert Addressee]

Dear [Insert Name]:

The following letter agreement (“Agreement”) shall memorialize and set forth the terms of the understanding between you (the “Provider”) and Integral Technologies, Inc. (the “Company”) in connection with the services you have provided to the Company prior to the date of this Agreement and the services to be provided to the Company on and after the date of this Agreement. The Provider and the Company shall be referred to together in this Agreement as “Parties.”

1.     Accrued Debt. By execution hereof, the Parties acknowledge and agree that pursuant to the services provided to the Company by the Provide prior to the date of this Agreement, any and all payables due to the Provider by the Company through June 30, 2017 is equal to an aggregate of $[INSERT Debt] (the “Accrued Payables”).

2.     Settlement. Each of the Parties hereby agrees to forever cancel, terminate and discharge the Accrued Payables in its entirety and the Company shall, in full settlement of the Accrued Debt, make the following issuance to the Provider:

The Issuance of the following securities of the Company to the Provider as follows:

On the date of this Agreement – Options to purchase [INSERT ####] shares of the Company’s common stock at an exercise price of $[INSERT AMOUNT], which options shall expire [###] years from the date of issuance.

The above issuance represents full settlement of any claims of whatever nature arising out of the Accrued Payables.

3.     Provider Release. Without any further action by the Provider or the Company, upon making the required issuance hereunder, the Provider shall irrevocably and unconditionally releases the Company, its officers, directors, advisors and agents and the Company’s predecessors, subsidiaries, affiliates, and all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from covenants, obligations and agreements that the Provider or the Provider’s heirs or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, arising out of the Provider’s services to the Company and the Accrued Payables.

4.     Future Services. The Company agrees to engage and the Provider agrees to be engaged to provide the Company services commensurate to the services previously provided by the Provider to the Company pursuant to the terms outlined in a separate Consulting Agreement [entered into as of the date hereof].

5.     Further Assurances. Each Party agrees promptly to execute and deliver, or cause to be executed and delivered, any instruments, documents or agreements as may be necessary or desirable to consummate the transactions contemplated under this letter agreement.

6.     Governing Law. This letter agreement will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

7.     Counterparts. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

INTEGRAL TECHNOLOGIES, INC. By Name: Title:

Agreed and Accepted:

[Insert Name of Consultant/Employee]

By

Name:

Title: